Exhibit 99.1

IRIS Capital Management Purchases Approximately 6% of the common shares of Emerald Medical Applications at $.40 per Share

Purchase resulted from Emerald Medical Applications winning The Grand Prize at Publicis Groupe "Publicis 90" Initiative

Emerald Medical Applications Corp. (OTCQB: MRLA)
Petach Tikva, Israel February 27, 2017

On February 27, 2017, Emerald Medical Applications Corp. ("Emerald" or the "Company"), today announced that IRIS Capital Management ("IRIS"), a venture capital arm of the Publicis Groupe, Paris France, completed the purchase of 1,315,563 shares of the Company's common Stock (the "Shares") at a purchase price of US$.40 per Share, representing an investment of $526,225. IRIS completed this investment after extensive due diligence after the Company was chosen as the Grand Prize winner at the Publicis Groupe "Publicis 90" Initiative at the inaugural edition of Viva Technology held in Paris in early July 2016.

Emerald was awarded the first prize for its DermaCompare™ skin cancer screening application. At the award ceremony announcing the Grand Prize, Maurice Levy, then Chairman & CEO of Publicis Groupe said "the choice has been relatively easy, because when we went through all the marks and called the judges, you (Emerald) came number one by any measure. It's a competition that you have won formidably. I hope now that you will save lives…congratulations".

Adi Zamir, CEO of Emerald, said "we are excited to receive IRIS Capital Management's equity investment as part of the launch of their fund on behalf of the Publicis Groupe. We are honored by their faith in our future, which we believe to be very bright. We are also fortunate for the mentoring help that Publicis is providing for the next year."

Emerald was awarded first prize over 3,500 other competing tech companies and received the largest investment of the 90 companies that received investments from IRIS Capital Management.